Exhibit 19.1

CULLEN/FROST BANKERS, INC.
INSIDER TRADING POLICY

1.PURPOSE AND SCOPE
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Cullen/Frost Bankers, Inc. (“Frost” or the “Company”) and the handling of confidential information related to Frost and the companies with which Frost does business. In accordance with its Core Values, Frost has adopted this Policy to further promote compliance with applicable laws that prohibit persons from: (i) trading in securities of Frost while in possession of material nonpublic information, or (ii) providing material nonpublic information related to Frost to other persons who may trade on the basis of that information.
2.PERSONS SUBJECT TO THE POLICY
This Policy applies to directors, officers, and employees of Frost and its subsidiaries (collectively, “Insiders”) as well as their family members (defined below). The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to Frost’s material nonpublic information.
3.TRANSACTIONS SUBJECT TO THE POLICY
This Policy applies to transactions in Frost securities, including Frost’s common stock, preferred stock, options to purchase common stock, or any other type of securities that Frost may issue, including (but not limited to) convertible debentures and warrants, as well as derivative securities that are not issued by Frost, such as exchange-traded put or call options or swaps relating to Frost securities. Transactions subject to this Policy include purchases, sales and bona fide gifts of Frost securities.
4.    CERTAIN DEFINED TERMS
“Insider Trading” refers to the purchase or sale of a security while in possession of material nonpublic information relating to the security or its issuer.
“Family Members” include a spouse, anyone else who lives in such person’s household (including a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), and any family members who do not live in such person’s household, but whose transactions in Frost securities are directed by such person or are subject to such person’s control (e.g., parents or children who consult with such person before they trade in Frost securities).
“Material Information” is any information that a reasonable investor would consider important in deciding to purchase, hold, or sell securities, including positive or negative information. Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and ordinarily would be regarded as material:
•earnings and related financial performance information;
•performance against or changes to externally communicated financial or other performance targets;
•impending bankruptcy or the existence of severe liquidity problems;
•changes in the cadence or amount of dividends;
•major strategic transactions, including mergers, acquisitions, or dispositions;
•pending or threatened significant litigation or the resolution of such litigation;
•a significant governmental investigation;
•a significant cybersecurity incident; or
•a change in the Chief Executive Officer.

“Nonpublic Information” is information that is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through the internet, television, press releases, interviews, news tickers, publication in a widely available newspaper, a Regulation FD-compliant conference call (e.g., webcast), or public disclosure documents filed with the SEC that are available on the SEC’s website.
“Purchase” and “Sale” are defined broadly under the federal securities law.
•“Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security.
•“Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security.
These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.
“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.
If an Insider has a question as to whether information is material or nonpublic, such Insider should not trade on or communicate the information to anyone without the prior written approval of the General Counsel and Corporate Secretary.
5.PROHIBITED TRANSACTIONS
General Prohibition on Insider Trading
An Insider who is aware of material nonpublic information relating to the Company, may not directly or indirectly through other persons or entities:
a.engage in any transactions (including bona fide gifts) involving any Frost securities except as otherwise specified in this Policy under the headings “Transactions Under Company Plans” and “Pre-Planned Trading Programs;”
b.recommend that others engage in transactions in any Frost securities;
c.disclose material nonpublic information to persons within Frost whose jobs do not require them to have that information, or outside of Frost to other persons, including, but not limited to, family, friends, business associates, investors and consulting firms, unless any such disclosure is made in accordance with Frost’s policies regarding the protection or authorized external disclosure of information regarding Frost; or
d.assist anyone engaged in the above activities.
In addition, an Insider who learns of material nonpublic information about a publicly traded Frost customer or vendor may not engage in transactions in that customer’s or vendor’s securities until the information becomes public or is no longer material.
It is also the policy of Frost that Frost will not engage in transactions in Frost securities while aware of material nonpublic information relating to Frost or Frost securities.
6.OTHER PROHIBITED TRANSACTIONS
Frost has determined that it is inappropriate for directors and executive officers subject to Section 16 of the Securities and Exchange Act of 1934, as amended (“Section 16 D&O”) to engage in speculative transactions in Frost securities or in certain other transactions in Frost securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Section 16 D&O may not engage in any of the following transactions with respect to Frost securities:
a.short sales;
b.buying or selling Frost options (other than options granted pursuant to Frost’s long-term incentive plans), including puts or calls;
c.holding Frost securities in margin accounts and/or pledging Frost securities as collateral;
d.hedging transactions; and
e.placing standing orders with a broker to buy or sell Frost securities (other than when such orders are made pursuant to a SEC Rule 10b5-1 Trading Plan).
7.TRANSACTIONS UNDER COMPANY PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Restricted Stock Unit and Performance Stock Unit Awards
This Policy does not apply to the granting or vesting of restricted stock units (RSU) or performance stock units (PSU) or the exercise of a tax withholding right pursuant to which you elect to have Frost withhold shares of stock to satisfy tax withholding requirements upon the vesting of any RSU or PSU. The Policy does apply, however, to any subsequent market sale of any RSU or PSU.
Stock Option Exercises
This Policy does not apply to the exercise of employee stock options awarded under Frost’s long-term incentive plan where no Frost stock is sold in the market to fund the exercise price of an option. However, this Policy does apply to (i) any sale of shares subject to an employee stock option as part of a cashless exercise of an option (whether net proceeds are received in cash or shares) and (ii) any other sale or exchange of shares to generate the consideration needed to fund the exercise price of an option.
401(k) Plan
This Policy’s trading restrictions do not apply to the purchase of Frost securities pursuant to the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (the “Frost 401(k)”) resulting from your earlier election (provided such election was made at a time when not aware of material nonpublic information) to allocate periodic contributions of money to the Frost 401(k) through an automatic payroll deduction.
This Policy’s trading restrictions do apply for certain new elections or change to elections involving the Frost 401(k), including the following transactions:
a.an election to increase or decrease the percentage of periodic contributions that will be allocated to Frost securities;
b.an election to make an intra-plan transfer of an existing account balance into or out of Frost securities;
c.an election to borrow money against your Frost 401(k) plan account if the loan will result in a change (including a full or partial liquidation) in your balance of Frost securities; and
d.an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to Frost securities.
8.ADDITIONAL PROCEDURES
Frost has established additional procedures to assist the management of Frost in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety. These additional procedures are applicable only to those individuals described below.

Quarterly Trading Windows
Section 16 D&O and certain employees may only engage in transactions in Frost securities (including bona fide gifts) during an open trading window or pursuant to a SEC Rule 10b5-1 Trading Plan. The CFO, in consultation with the General Counsel/Corporate Secretary, will determine the commencement date and length of each trading window. However, open trading windows will generally commence at the beginning of the first trading day following the public release of quarterly or annual financial results and end on the close of trading of the 15th day of the third month of each quarter.
Trading in Frost securities during an open trading window should not be considered a “safe harbor.”
Event Specific Trading Windows
From time to time, an event may occur that is material to the Company and is known by only a few employees. In such circumstances, the General Counsel and Corporate Secretary may notify certain employees or directors that they may not trade in Frost securities until further notice.
Mandatory Preclearance of Transactions by Section 16 D&O
Section 16 D&O must receive preclearance from the General Counsel and Corporate Secretary prior to executing any transactions in Frost securities. Pre-clearance is valid only for the trading day requested. When a request for pre-clearance is made, the requestor should:
a.carefully consider whether he or she may be aware of any material nonpublic information about Frost;
b.indicate whether he or she has effected any non-exempt “opposite-way” transactions (e.g., an open market sale would be opposite any open market purchase and vice versa) within the past six months;
c.be prepared to report the proposed transaction on an appropriate Form 4 or Form 5; and
d.be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale.
If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from: (i) initiating any transaction in Frost securities, and (ii) alerting others that the transaction has been denied.
9.PRE-PLANNED TRADING PROGRAMS
Insiders may sell or purchase Frost securities under certain pre-planned trading programs (i.e., SEC Rule 10b5-1 Trading Plans) that:
a.are entered into at a time when not in possession of material nonpublic information concerning Frost and only during an open trading window;
b.comply with SEC Rule 10b5-1, or any successor rule, including, but not limited to appropriate cooling off periods, certifications, and representations; and
c.have been approved in advance, in writing, by the General Counsel and Corporate Secretary.
10.PERSONAL RESPONSIBILITY FOR COMPLIANCE WITH THIS POLICY
Compliance with this Policy, including having the General Counsel and Corporate Secretary preclear a proposed transaction, is not an assurance that an insider trading violation will not be found to have occurred. This Policy is only designed to reduce the risk that such violation will be found to have occurred. Responsibility for adhering to this Policy and avoiding improper trading rests exclusively with each Insider and preclearance of trades and, if applicable, of SEC Rule 10b5-1 Trading Plans, by the General Counsel and Corporate Secretary, does not reduce the obligations imposed on such Insiders by applicable laws. An Insider may from time to time have to forego a proposed transaction in Frost securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Insiders are also responsible for ensuring that members of their households comply with this Policy. This Policy also applies to any entities controlled by Insiders, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the Insider’s own account.
11.POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Frost securities even after termination of service to the Company. If an Insider is in possession of material nonpublic information when his or her service terminates, that Insider may not engage in transactions in Frost securities until that information has become public or is no longer material.
12.CONFIDENTIALITY
Directors and employees must maintain the confidentiality of nonpublic information relating to Frost. Information should be shared inside Frost only as necessary to support Frost’s business objectives. Nonpublic information should be disclosed outside of Frost only through established Company practices.
13.PENALTIES FOR VIOLATIONS OF INSIDER TRADING LAWS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then engage in transactions in Frost’s securities, is prohibited by the federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys, and state enforcement authorities. Individuals who trade on material nonpublic information (or tip information to others who trade) can be liable for civil and criminal penalties, in addition to legal and disciplinary action from Frost, including dismissal for cause.
14.REPORTING OF VIOLATIONS
Any person who violates this Policy or any federal or state law governing insider trading or tipping, or who knows of any such violation by another person, should report the matter immediately to the General Counsel and Corporate Secretary. Employees are obligated to report suspected and actual violations of this Policy or the law. Doing so brings the concern in the open so that it can be resolved quickly, and more serious harm can be prevented. Failure to do so could result in disciplinary action up to, and including, termination of employment.